Exhibit 10.26
William L. Ballhaus
President and CEO
March 25, 2009
Mr. Steven T. Schorer
10701 Alloway Drive
Potomac, MD 20854
Dear Mr. Schorer:
I am pleased to offer you employment with DynCorp International LLC (the “Company”) as President, Global Platform Support Solutions, effective April 6, 2009. In this capacity, your office location will be Falls Church, Virginia, and you will report directly to me.
You will be classified as an exempt employee. Your salary will be payable in bi-weekly increments of sixteen thousand nine hundred twenty three dollars and seven cents ($16,923.07), less statutory deductions, for an annualized rate of four hundred forty thousand dollars ($440,000.00).
In this position, you will participate in the company’s Executive Incentive Plan (EIP). Your individual target for FY-10 will be sixty percent (60%) of your annual salary as of your date of hire. You will receive EIP consideration for the full Plan Year which, for fiscal year 2009, begins April 6, 2009 and ends March 31, 2010.
You will also be a participant in the company’s Long Term Incentive Plan which has been approved by the Compensation Committee of the Board of Directors of DynCorp International Inc. Your Long Term Incentive Plan Award at time of hire will be 35,000 Restricted Stock Units in accordance with and subject to the provisions of the DynCorp International 2007 Omnibus Incentive Plan. These units are performance based with key terms as summarized on the attached “Term Sheet” with vesting to occur on June 26, 2011.
You are also eligible to participate in DynCorp International’s flexible benefits program. You will have ten (10) working days from your starting date to complete and submit your enrollment form. Regardless of the date on which the enrollment form is completed during the ten (10) working day enrollment period, your elections will be effective for you and your eligible dependents as of your first day of employment. After the enrollment period closes, you will be unable to change your benefits until the next annual benefits enrollment period.
You will serve as an employee at will. You can resign your employment at any time and can be terminated at any time. However, in the event the Company terminates your employment without “Cause,” the Company agrees to pay you a severance amount equal to 1.0 times your Base Annual Compensation in effect at time of termination, less standard deductions and withholdings payable at time of termination. In this event, the Company will also pay you a pro-rated portion of your Executive Incentive Compensation based on projected Company performance through the termination date. Should you resign or should the Company terminate your employment for “Cause,” you will receive only the salary earned by you through the date of termination and no additional severance payment shall be made.

Mr. Steven T. Schorer
March 25, 2009

Further, the Company will require you to execute a document entitled Covenants and Post-Employment Obligations Agreement, a copy of which is provided with this letter.
In accordance with federal law, employees are required to furnish proof of their authorization to work in the United States within three days of the date on which they begin employment. Therefore, please bring the appropriate documents to fulfill these requirements on your first day of employment.
This offer of employment is valid for a period of ten (10) working days from the date of this letter, after which it may be withdrawn. In the event you accept this offer of employment, please acknowledge via your signature below and return the executed document to the attention of Dianne Walker, Senior VP of Human Resources, by either e-mail (Dianne.Walker@dyn-intl.com) or fax (817) 224-1794.
The foregoing summarizes DI’s offer. I look forward to your positive response and would welcome working closely together to advance DynCorp International’s global interests and growth.
Sincerely,

/s/ William L. Ballhaus William L. Ballhaus
President and Chief Executive Officer
DynCorp International LLC
I accept the offer of employment as stated above. I understand that I have the right to terminate my employment at any time, with or without cause, and that DynCorp International retains the same right. I further understand that the terms of this offer of employment supersede the terms of all previously executed offers of employment.

/s/ Steven T. Schorer Steven T. Schorer
3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042
Phone: (703) 462-7100 — Fax: (703) 462-7210 — www.dyn-intl.com